Appleton Reports Fourth Quarter and Full Year 2012 Results

APPLETON, Wis., March 4, 2013 /PRNewswire/ --

Fourth Quarter 2012

  Adjusted operating income up $11.3 million or 157%
  Net sales flat compared to fourth quarter 2011
  Net sales of thermal papers up 15%; shipments up 19%
  Net sales for Encapsys® up 11%; shipments up 5%
  Net sales for carbonless down 15%; up 1% adjusting for discontinued sales to non-strategic international markets

Full year 2012

  Adjusted operating income up $30.0 million or 67%
  Net sales of $849.8 million down nearly 1% compared to 2011
  Net sales of thermal papers up 11%; shipments up 9%
  Net sales for Encapsys down nearly 7%; shipments down 12%
  Generated $23 million of cash from operations

Appleton's 2012 net sales of $849.8 million decreased 0.9% compared to 2011 net sales of $857.3 million. Appleton's fourth quarter 2012 net sales of $205.5 million were flat when compared to fourth quarter 2011. Adjusting for the Company's decision to discontinue the sale of carbonless papers into certain non-strategic international markets, fourth quarter and full year 2012 net sales were up 7.9% and 3.1%, respectively. The Company's strong revenue growth from thermal papers almost entirely offset full year 2012 revenue declines in carbonless papers and Encapsys.

Appleton reported a 2012 operating loss of $88.5 million compared to an operating loss of $9.4 million in 2011. Excluding one-time and other items as explained below, adjusted operating income was $74.8 million, $30.0 million higher than adjusted operating income reported for 2011. Costs related to ceasing papermaking operations at the West Carrollton, Ohio facility and transitioning to Domtar base paper were $117.4 million for the year and included $28.6 million of restructuring expense, $77.4 million of other related costs and $11.4 million of transition costs.

During fourth quarter 2012, the Company adopted mark-to-market accounting for its pension and other postretirement benefit plans whereby all gains and losses are immediately recognized in current year earnings. In addition, the Company also elected to change its method of accounting for certain costs included in inventory, whereby retiree benefit costs for former employees are excluded from inventoriable costs. Both of these accounting method changes were retroactively applied to all periods presented. The change in retiree benefits accounting resulted in a mark-to-market adjustment of $33.6 million in fourth quarter 2012 and $51.1 million in fourth quarter 2011.

Current year results also include $7.5 million of business combination transaction costs, a $7.0 million multi-employer pension plan settlement charge and a $2.2 million environmental expense insurance recovery. Prior year adjusted operating income included a $3.1 million charge for a litigation settlement.

The following schedule presents adjusted operating income for the fourth quarters and years ended December 29, 2012 and December 31, 2011, respectively.

	For the Three	For the Three	For the Year	For the Year
	Months Ended	Months Ended	Ended	Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
	(dollars in millions)
Operating loss	$ (22.5)	$ (43.9)	$ (88.5)	$ (9.4)

Add:
Mark-to-market accounting for retiree benefits expense	33.6	51.1	33.6	51.1
Restructuring	1.4	--	28.6	--
Accelerated depreciation of decommissioned assets	1.6	--	64.7	--
Papermaking cessation costs, Domtar transition	4.1	--	24.1	--
Discontinued business combination transaction costs	0.3	--	7.5	--
Litigation settlement	--	--	--	3.1
Environmental expense insurance recovery	--	--	(2.2)	--
Multi-employer pension plan withdrawal expense	--	--	7.0	--
Adjusted operating income	$ 18.5	$ 7.2	$ 74.8	$ 44.8

Continued transformation and growth
"2012 was a strong year for Appleton, one marked by disciplined implementation of our strategy and ongoing transformation which will set the stage for the future," said Mark Richards, Appleton's chairman, president and chief executive officer. The Company's decision to shed old, high-cost, non-integrated papermaking assets at its West Carrollton mill and have Domtar provide most of the base paper Appleton needs to produce its thermal, carbonless and other specialty paper products helped drive success in 2012 and better positioned the Company for future growth.

Strong sales and earnings growth from the thermal papers segment, combined with the savings from the Domtar supply agreement, contributed to a 157% year over year improvement in fourth quarter adjusted operating income and a 67% improvement in full year results.

"Our implementation of the supply agreement with Domtar has reduced our exposure to the unpredictable costs for pulp and waste paper, and has made us more competitive with integrated paper companies," Richards said. "We have also significantly reduced our fixed costs and the need for future capital expenditures on non-core assets."

Richards said the Company realized approximately $10 million in savings in the second half of 2012 from improved operating efficiencies and reduced manufacturing costs associated with the implementation of the Domtar supply agreement. The Company also lowered working capital by $26 million in 2012 primarily due to improved payment terms.

"We gained greater flexibility to use our production capacity more effectively," Richards said. "As a result, we believe we have achieved a cost position that is among the lowest in the thermal paper industry. Those improvements, combined with the advanced capabilities of our manufacturing network, our broad portfolio of market-driven products, and our service support, have strengthened our market leadership position in thermal products."

Sales of thermal papers grew 15% for the fourth quarter 2012 and 11% for all of 2012. Shipments increased 19% for the fourth quarter 2012 and nearly 9% for the full year as we continued to expand our presence in markets worldwide.

Richards stated that consistent with its transformation plan, the Company discontinued selling carbonless papers into certain non-strategic international markets. Adjusting for that decision, Appleton's carbonless sales grew by 1% in the fourth quarter, while seeing a decline of 3% for all of 2012.

Full year sales for Encapsys were down approximately 7% due to weak economic conditions that reduced short-term demand for its customers' products containing microencapsulated ingredients.

However, fourth quarter sales for Encapsys rose nearly 11% and supported the Company's optimism about the long-term growth potential for this business. "We are confident in our strategic plan for Encapsys and encouraged by the development opportunities we have underway," Richards said.

Fourth Quarter and Full Year Segment Results (dollars in thousands):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011

Carbonless Papers	$ 91,112	$ 106,650	$ (11,391)	$ (26,928)
Thermal Papers	106,753	92,729	(6,017)	(11,412)
Encapsys	11,971	10,795	2,048	36
Other (Unallocated)	--	--	(6,476)	(4,807)
Intersegment (a)	(4,355)	(4,550)	(639)	(773)
	$ 205,481	$ 205,624	$ (22,475)	$ (43,884)

	Net Sales for the		Operating (Loss) Income for the
	Year Ended		Year Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011

Carbonless Papers	$ 406,845	$ 453,007	$ (42,172)	$ (4,215)
Thermal Papers	411,699	370,832	(34,229)	555
Encapsys	50,969	54,733	10,491	10,805
Other (Unallocated)	--	--	(19,632)	(13,296)
Intersegment (a)	(19,757)	(21,243)	(2,939)	(3,280)
	$ 849,756	$ 857,329	$ (88,481)	$ (9,431)

(a)	Represents the portion of the Encapsys segment relating to microencapsulated products provided internally for the production of carbonless papers.

Carbonless Papers
Fourth quarter 2012 net sales of $91.1 million were down 14.6%, compared to fourth quarter 2011, on lower shipment volumes of approximately 18%. Excluding the impact of the Company's decision to discontinue the sale of carbonless papers into certain non-strategic international markets, fourth quarter 2012 carbonless shipment volumes were nearly 4% higher than the same quarter in 2011. Carbonless papers net sales for full year 2012 were $406.8 million which was 10.2% lower than prior year. Shipment volumes were approximately 13% lower than last year. Adjusting for the decision not to sell into certain non-strategic international markets, volumes declined approximately 2%.

	For the Three	For the Three	For the Year	For the Year
	Months Ended	Months Ended	Ended	Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
	(dollars in millions)
Operating loss	$ (11.4)	$ (26.9)	$ (42.2)	$ (4.2)

Mark-to-market accounting for retiree benefits expense	19.3	31.4	19.3	31.4
Restructuring	0.7	--	15.7	--
Papermaking cessation costs, Domtar transition	1.7	--	11.0	--
Accelerated depreciation	0.9	--	35.6	--
Multi-employer pension plan withdrawal expense	--	--	0.2	--
Adjusted operating income	$ 11.2	$ 4.5	$ 39.6	$ 27.2

Fourth quarter 2012 adjusted operating income was $11.2 million compared to adjusted operating income of $4.5 million in the same quarter last year. Adjusted operating income of $39.6 million was reported for the full year compared to adjusted operating income of $27.2 million for the same period of 2011.

Thermal Papers
Fourth quarter 2012 net sales were $106.8, or 15.1%, higher than prior year on increased shipment volumes of approximately 19%. Current year thermal papers net sales were $411.7 million which was 11.0% higher than 2011 net sales. Full year shipment volume was about 9% higher than last year. Improved pricing and product mix also contributed to the increase in net sales.

	For the Three	For the Three	For the Year	For the Year
	Months Ended	Months Ended	Ended	Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
	(dollars in millions)
Operating (loss) income	$ (6.0)	$ (11.4)	$ (34.2)	$ 0.6

Mark-to-market accounting for retiree benefits expense	11.8	16.3	11.8	16.3
Restructuring	0.7	--	12.9	--
Papermaking cessation costs, Domtar transition	2.4	--	13.1	--
Accelerated depreciation	0.7	--	29.1	--
Multi-employer pension plan withdrawal expense	--	--	6.8	--
Adjusted operating income	$ 9.6	$ 4.9	$ 39.5	$ 16.9

Fourth quarter 2012 adjusted operating income was $9.6 million compared to adjusted operating income of $4.9 million in the prior year quarter. Thermal papers 2012 adjusted operating income of $39.5 compared to adjusted operating income of $16.9 million for the same period in 2011.

Encapsys
Fourth quarter 2012 net sales were $12.0 million which was 10.9% higher than prior year. Encapsys net sales for 2012 were $51.0 million which was a decrease of 6.9% from 2011 net sales. Shipment volumes for fourth quarter and full year 2012 were approximately 5% higher and 12% lower than last year, respectively. The continued weak global economy continued to reduce the short-term demand for customer products using Encapsys microencapsulation. Encapsys volumes were also impacted by the decline in carbonless papers production.

	For the Three	For the Three	For the Year	For the Year
	Months Ended	Months Ended	Ended	Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
(dollars in millions)
Operating income	$ 2.0	$ --	$ 10.5	$ 10.8

Mark-to-market accounting for retiree benefits expense	0.6	0.9	0.6	0.9
Adjusted operating income	$ 2.6	$ 0.9	$ 11.1	$ 11.7

Fourth quarter 2012 adjusted operating income of $2.6 million was $1.7 million higher than last year's fourth quarter, largely due to an increase in external shipment volumes. Full year 2012 adjusted operating income of $11.1 million was only slightly lower than 2011 operating income of $11.7 million.

Other (Unallocated)

	For the Three	For the Three	For the Year	For the Year
	Months Ended	Months Ended	Ended	Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
	(dollars in millions)
Operating loss	$ (6.5)	$ (4.8)	$ (19.6)	$ (13.3)

Mark-to-market accounting for retiree benefits expense	1.9	2.5	1.9	2.5
Discontinued business combination transaction costs	0.3	--	7.5	--
Litigation settlement	--	--	--	3.1
Environmental expense insurance recovery	--	--	(2.2)	--
Adjusted operating loss	$ (4.3)	$ (2.3)	$ (12.4)	$ (7.7)

Other (unallocated) includes unallocated corporate expenses. Fourth quarter 2012 adjusted costs of $4.3 million were $2.0 million higher than the prior year quarter. Total year 2012 adjusted costs of $12.4 million were $4.7 million higher than total year 2011 largely due to increased performance-based incentive compensation.

Balance Sheet
At year-end 2012, the Company held cash balances of $1.9 million compared to cash balances of $7.2 million at year-end 2011. During 2012, the Company generated $23.3 million of cash from operations. Working capital decreased $26.4 million, due largely to an increase in accounts payable of $20.1 million due to improved terms. Appleton invested $17.1 million for capital projects and contributed $25.0 million to the pension fund. There were also net redemptions of company stock totaling $11.2 million. Net debt (total debt less cash) was $513.7 million, up $9.2 million from 2011 due in part to costs incurred to cease papermaking at West Carrollton, as well as expenses associated with the discontinued business combination transaction. The Company had approximately $67 million of liquidity at the end of the current quarter.

Outlook
Appleton expects continued strong sales and earnings growth from its thermal papers segment due to increased demand for its tag, label and entertainment products as well as its point-of-sale receipt paper. Since January 1, Appleton has announced plans to increase coating capacity for its thermal receipt paper products by approximately 35,000 tons to meet increased market demand for its thermal products and to prepare for the potential withdrawal by the Koehler Paper Group from the U.S. market.

Richards said Appleton will increase production capacity by expanding its coating capabilities and reallocating some thermal production to increase operational efficiencies. Those improvements will begin in 2013 and be fully implemented by early 2014. The Company will also continue to consider options to provide even more capacity to address the longer-term market needs.

The Company's decision to discontinue selling carbonless papers into certain international markets will likely account for a significant portion of the carbonless volume decline the Company anticipates in 2013 and help improve earnings for that segment.

Sales and earnings for the Encapsys business are expected to be essentially flat in 2013 compared to 2012 as the Company prepares for expected growth in 2014 and beyond due to new product launches and geographical expansion.

The Company will continue its implementation of the base paper supply agreement with Domtar and work to capture all of the $25 to $30 million in savings forecast for the project. Richards said Appleton also expects to reduce working capital by $10 million and debt by approximately $25 million by year-end.

"We will continue our disciplined execution of our transformation and expect to realize substantial improvements to our operating efficiencies, cost structure and manufacturing focus," Richards said.

The Company will continue its intense focus on reducing waste, improving operational performance, increasing cash flow and driving innovation across all its businesses.

Earnings release conference call
Appleton will host a conference call to discuss its 2012 results on Tuesday, March 5, 2013, at 11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors. A replay will be available through March 18.

About Appleton
Appleton creates product solutions through its development and use of coating formulations, coating applications and Encapsys microencapsulation technology. The Company produces thermal, carbonless and security papers and Encapsys products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,600 people and is 100 percent employee-owned. For more information, visit www.appletonideas.com.

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seek" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appleton's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appleton's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Information
Appleton is providing Adjusted Operating Income information, which is defined as operating income (loss) of Appleton, determined in accordance with all applicable and effective U.S. generally accepted accounting principles (GAAP), before certain income and expenses and non-cash items for the applicable period, as a complement to GAAP results. Appleton is also providing Adjusted EBITDA information, which is defined as net (loss) income of Appleton, including net income attributable to any non-controlling interest, determined in accordance with all applicable and effective U.S. GAAP, before interest income or expense, income taxes, depreciation, amortization, certain income and expenses and non-cash items for the applicable period, as a complement to GAAP results. Adjusted Operating Income and Adjusted EBITDA measures are commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted Operating Income and Adjusted EBITDA are not considered measures of financial performance under GAAP, and the items excluded from Adjusted Operating Income and Adjusted EBITDA are significant components in understanding and assessing Appleton's financial performance. Adjusted Operating Income and Adjusted EBITDA should not be considered in isolation or as alternatives to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing, or financing activities or other financial statement data presented in Appleton's consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in accompanying tables. Since Adjusted Operating Income and Adjusted EBITDA are not measures determined in accordance with GAAP and are susceptible to varying calculations, Adjusted Operating Income and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Table 1
Appleton Papers Inc. Consolidated Statements of Operations (dollars in thousands)

	For the Three	For the Three
	Months Ended	Months Ended
	December 29, 2012	December 31, 2011

Net sales	$ 205,481	$ 205,624
Cost of sales	181,488	202,592

Gross profit	23,993	3,032

Selling, general and administrative expenses	45,054	46,916
Restructuring	1,414	--

Operating loss	(22,475)	(43,884)

Other expense (income)
Interest expense	14,729	14,385
Interest income	(170)	(234)
Foreign exchange (gain) loss	(343)	858
Other expense	--	311

Loss before income taxes	(36,691)	(59,204)

Provision for income taxes	441	216

Net loss	$ (37,132)	$ (59,420)

Other Financial Data:

Normal depreciation and amortization	$ 7,523	$ 12,198
Accelerated depreciation associated with restructuring	1,604	--

Table 2
Appleton Papers Inc. Consolidated Statements of Operations (dollars in thousands)

	For the	For the
	Year Ended	Year Ended
	December 29, 2012	December 31, 2011

Net sales	$ 849,756	$ 857,329
Cost of sales	758,875	718,710

Gross profit	90,881	138,619

Selling, general and administrative expenses	152,961	144,928
Environmental expense insurance recovery	(2,188)	--
Restructuring	28,589	--
Litigation settlement, net	--	3,122

Operating loss	(88,481)	(9,431)

Other expense (income)
Interest expense	59,654	61,330
Interest income	(224)	(355)
Recovery from litigation settlement, net	--	(23,229)
Foreign exchange (gain) loss	(213)	1,136
Other expense (income)	166	(1,238)
Loss before income taxes	(147,864)	(47,075)

Provision for income taxes	587	577

Net loss	$ (148,451)	$ (47,652)

Other Financial Data:

Normal depreciation and amortization	$ 35,553	$ 48,616
Accelerated depreciation associated with restructuring	64,742	--

Table 3
Appleton Papers Inc.
Consolidated Balance Sheets
(dollars in thousands)

	December 29, 2012	December 31, 2011

Cash and cash equivalents	$ 1,851	$ 7,241
Accounts receivable	92,680	90,339
Inventories	94,349	103,877
Other current assets	70,620	54,724
Total current assets	259,500	256,181

Property, plant and equipment, net	243,265	324,665

Other long-term assets	58,325	62,422

Total assets	$ 561,090	$ 643,268

Accounts payable	$ 68,600	$ 51,766
Other current liabilities	126,077	95,311
Total current liabilities	194,677	147,077

Long-term debt	511,624	510,533

Other long-term liabilities	207,686	174,245
Total equity	(352,897)	(188,587)

Total liabilities & equity	$ 561,090	$ 643,268

Table 4
Appleton Papers Inc. Adjusted EBITDA (dollars in thousands) (unaudited)

	For the Three	For the Three	For the	For the
	Months Ended	Months Ended	Year Ended	Year Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011

Net loss	$ (37,132)	$ (59,420)	$ (148,451)	$ (47,652)

Add:
Interest expense, net	14,559	14,151	59,430	60,975
Provision for income taxes	441	216	587	577
Depreciation	8,555	11,623	98,010	46,292
Amortization	572	575	2,286	2,324
Recovery from litigation	--	--	--	(23,229)
Foreign exchange (gain) loss	(343)	858	(213)	1,136
Other expense	--	311	166	136

EBITDA	(13,348)	(31,686)	11,815	40,559

Mark-to-market accounting for retiree benefits expense	33,566	51,084	33,566	51,084
Restructuring	1,414	--	28,589	--

One-time costs related to ceasing papermaking operations at West Carrollton, Ohio and transitioning to Domtar base paper supply agreement	4,155	--	24,047	--

Discontinued business combination transaction costs	327	--	7,494	--
Litigation settlement	--	--	--	3,122
Environmental expense insurance recovery	--	--	(2,188)	--
Multi-employer pension plan withdrawal expense	--	--	7,000	--

Adjusted EBITDA	$ 26,114	$ 19,398	$ 110,323	$ 94,765

CONTACT: Bill Van Den Brandt, Senior Manager, Corporate Communications, +1-920-991-8613, bvandenbrandt@appletonideas.com